Exhibit (a)(ix)

SUNAMERICA EQUITY FUNDS

Amendment to Establishment and

Designation of Shares of Beneficial Interest

The undersigned, being the duly elected Secretary of SunAmerica Equity Funds (the “Trust”), a Massachusetts business trust, does hereby certify that, pursuant to the authority conferred upon the Trustees of the Trust by Section 6.9 of the Declaration of Trust of the Trust, dated June 18, 1986 (hereinafter, as amended, referred to as the “Declaration of Trust”), by affirmative vote of the entire Board of Trustees of the Trust, duly taken in the manner provided in the Declaration of Trust at a meeting held on November 9, 2006, and by vote of shareholders holding majority of the outstanding shares of beneficial interest in the SunAmerica Biotech/Health Fund (determined in accordance with the Investment Company Act of 1940, as amended), at a meeting duly called and held on March 2, 2007, the following was hereby authorized:

That the SunAmerica Biotech/Health Fund of the Trust be terminated as a series of the Trust as of April 4th 2007.

IN WITNESS WHEREOF, I have hereunto set my hand this 4th day of April, 2007.

By:	/s/ Gregory N. Bressler
Name:	Gregory N. Bressler
Title:	Secretary